Exhibit 99.1
For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group reports third quarter 2012 results

Results reflect significant management actions,
continued core growth in production and earnings,
and completion of recapitalization

Carmel, Ind. October 29, 2012 - CNO Financial Group, Inc. (NYSE: CNO) today announced third quarter of 2012 net loss of $5.0 million, or 2 cents per diluted share, and operating earnings (1) of $25.6 million, or 11 cents per diluted share. Third quarter operating earnings were significantly impacted by our review of actuarial assumptions and an increase to litigation reserves. Third quarter net income was also impacted by the loss on extinguishment of debt related to the previously announced completion of our recapitalization transactions, offset by a reduction to the deferred tax valuation allowance.
"We continue to achieve solid core segment growth and earnings, while also making significant progress in managing our run off business," CEO Ed Bonach said. "Our recently completed recapitalization further strengthened our balance sheet, while increasing financial flexibility and lowering our ongoing costs. We continue to effectively deploy our excess capital and expect share repurchases for the year to come in near the high end of our previously announced range."
Third Quarter 2012 Highlights

•	Sales, as defined by total new annualized premium (“NAP”) (2): $94.1 million, up 1% from 3Q11

•	Net income (loss) per diluted share: (2) cents, compared to 61 cents in 3Q11

•	Net operating income (1) per diluted share: 11 cents compared to 12 cents in 3Q11

•	Adjustments arising from our review of actuarial assumptions reflecting the low interest rate environment: after-tax charge of $27.5 million

•	Increase to litigation reserves relating to a tentative settlement of cases involving the Other CNO Business segment: after-tax charge of $13.4 million

•	Loss on extinguishment of debt related to the previously announced recapitalization transactions: after-tax charge of $176.4 million

•	Reduction to the deferred tax valuation allowance reflecting the higher levels of operating income and taxable investment gains realized year-to-date: increase to net income of $143 million

•	Unrestricted cash and investments held by our non-insurance companies were $313.6 million at September 30, 2012 and share repurchases of $41.4 million

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CNO Financial (2)
October 29, 2012

Nine-month 2012 Highlights

•	Sales, as defined by total NAP (2): $287.7 million, up 6% from the first nine months of 2011

•	Net income per diluted share of 45 cents, compared to 92 cents in the first nine months of 2011

•	Net operating income (1) per diluted share: 45 cents compared to 43 cents in the first nine months of 2011

•
The consolidated statutory risk-based capital ratio increased 3 percentage points to 361% during the first nine months of 2012, reflecting statutory earnings of $243 million and dividend payments to the non-insurance holding companies of $198 million

Quarterly Segment Operating Results

	Three months ended
	September 30,
	2012	2011
	(Dollars in millions, except per-share data)
EBIT (4):
Bankers Life	$80.6	$79.4
Washington National	33.9	21.2
Colonial Penn	(2.6)	(1.3)
Other CNO Business	(53.6)	2.8
EBIT from business segments	58.3	102.1
Corporate Operations, excluding corporate interest expense	(6.7)	(27.5)
EBIT	51.6	74.6
Corporate interest expense	(16.3)	(18.7)
Operating earnings before tax	35.3	55.9
Tax expense on operating income	9.7	23.1
Net operating income (1)	25.6	32.8
Net realized investment gains (net of related amortization and taxes)	4.8	17.3
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(2.0)	(12.9)
Loss on extinguishment of debt, net of income taxes	(176.4)	(.7)
Net income (loss) before valuation allowance for deferred tax assets	(148.0)	36.5
Decrease in valuation allowance for deferred tax assets	143.0	143.0
Net income (loss)	$(5.0)	$179.5
Per diluted share:
Net operating income	$.11	$.12
Net realized investment gains (net of related amortization and taxes)	.02	.06
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.01)	(.04)
Loss on extinguishment of debt	(.76)	—
Decrease in valuation allowance for deferred tax assets	.62	.47
Net income (loss)	$(.02)	$.61

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CNO Financial (3)
October 29, 2012

The following table summarizes the financial impact of significant items (as described in the segment results below) on our 3Q12 net operating income (dollars in millions, except per share amounts):

	Three months ended
	September 30, 2012*
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$80.6	$—	$80.6
Washington National	33.9	—	33.9
Colonial Penn	(2.6)	—	(2.6)
Other CNO Business	(53.6)	64.0	10.4
EBIT from business segments	58.3	64.0	122.3
Corporate Operations, excluding corporate interest expense	(6.7)	10.0	3.3
EBIT (4)	51.6	74.0	125.6
Corporate interest expense	(16.3)	—	(16.3)
Operating earnings before tax	35.3	74.0	109.3
Tax expense on operating income	9.7	29.7	39.4
Net operating income	$25.6	$44.3	$69.9

Net operating income per diluted share	$.11	$.15	$.26	**

* See page 10 for the table of Net Operating Income Excluding Significant Items for the three months ended September 30, 2011.

** Net operating income per diluted share excluding significant items is calculated based on the weighted average diluted shares outstanding, including the dilutive effect of all common stock equivalents. Such common stock equivalents are dilutive in this calculation.

Net operating income excluding significant items in 3Q12 benefited from several items explained further in the Segment Results, including: (i) favorable benefit ratios in the supplemental health and Medicare supplement blocks in the Washington National segment; (ii) favorable mortality experience in the life blocks of the Other CNO Business segment; and (iii) modestly favorable investment results in the Corporate Operations segment.

Segment Results
Bankers Life markets and distributes a variety of insurance products to the middle-income senior market through a dedicated field force of career agents. NAP in 3Q12 was $57.6 million, down 5% from 3Q11 with higher sales of life and Medicare supplement products being offset by lower annuity sales as a result of the low interest rate environment and product adjustments. Excluding annuities, NAP in 3Q12 was up 5%, driven by an increase in agent force due to gains in agent retention.
Pre-tax operating earnings in 3Q12 compared to 3Q11 were up $1.2 million, or 2 percent. Such increase reflects increased earnings from our annuity business reflecting favorable investment spreads and higher account values, partially offset by higher benefit ratios in the long-term care block in 3Q12. Pre-tax operating earnings in 3Q11 of $79.4 million included approximately $14 million of favorable reserve developments in the long-term care and Medicare supplement blocks.

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CNO Financial (4)
October 29, 2012

Washington National markets and distributes supplemental health and life insurance to middle-income consumers through a wholly owned subsidiary and independent insurance agencies. NAP in 3Q12 was $21.4 million, up 7% from 3Q11 due to increased sales of core supplemental health and life insurance products. Sales in the quarter benefited from distribution expansion and an increase in voluntary worksite sales, which were up 9%.
Pre-tax operating earnings in 3Q12 compared to 3Q11 were up $12.7 million, or 60 percent. Such increase primarily reflects favorable benefit ratios in the supplemental health and Medicare supplement blocks in 3Q12. Pre-tax operating earnings in 3Q11 of $21.2 million included a $6.0 million out-of-period adjustment which reduced earnings.
Colonial Penn markets primarily graded benefit and simplified issue life insurance directly to customers through television advertising, direct mail, the internet and telemarketing. NAP in 3Q12 was $15.1 million, up 19% from 3Q11. Sales in the quarter benefited from an increase in lead levels and higher buy rates, which demonstrate the benefits of our increased investment in marketing and advertising.
Pre-tax operating earnings in 3Q12 reflected higher marketing expenses as compared to 3Q11.
This segment's results are significantly impacted by the adoption of the new accounting standard related to deferred acquisition costs. We are no longer able to defer most of Colonial Penn's direct response advertising costs although such costs generate predictable sales and future inforce profits. The amount of our investment in new business during a particular period will have a significant impact on this segment's results. Consistent with our previous guidance and based on our current advertising plan, we expect this segment to report a modest level of earnings in 4Q12.
Other CNO Business consists of blocks of various insurance products that are no longer being actively marketed. Its earnings will often fluctuate between periods.
Results in 3Q12 and 3Q11 reflect reductions in earnings of approximately $43 million and $13 million, respectively, primarily due to the impact of decreased projected future investment yield assumptions related to interest-sensitive insurance products. The results in 3Q12 also reflect a $21 million charge relating to a tentative agreement regarding the material economic terms of a settlement of cases involving changes implemented in late 2011 to some non-guaranteed elements in certain policies sold by Conseco Life Insurance Company prior to its acquisition by our predecessor. We also experienced favorable mortality experience in this segment's life block in 3Q12.
Corporate Operations includes our investment advisory subsidiary and corporate expenses.
Net expenses in 3Q12 and 3Q11 included losses of $10 million and $9 million, respectively, related to the impact of lower interest rates on the values of liabilities for agent deferred compensation and former executive retirement annuities.
Net expenses, excluding corporate interest expense, in 3Q12 compared to 3Q11 were down $20.8 million reflecting: (i) a $15 million increase in the value of Company-owned life insurance; and (ii) a $7 million increase in income from investment trading account activities and an increase in value of certain hedge funds.
Non-Operating Items
Net realized investment gains in 3Q12 were $4.8 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $23.1 million primarily related to two private company investments obtained through the commutation of an investment made by our predecessor in a guaranteed investment contract. Net realized investment gains in 3Q11 were $17.3 million (net of related amortization and taxes), including total other-than-temporary impairment losses of $2.9 million.

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CNO Financial (5)
October 29, 2012

During 3Q12 and 3Q11, we recognized decreases to earnings of $2.0 million and $12.9 million, respectively, resulting from an increase in the estimated fair value of embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes. Such charges reflect the reduction in market interest rates used to determine the derivative's estimated fair value.
The results for 3Q12 include a $176.4 million loss on extinguishment of debt, net of income taxes, related to the previously announced completion of our recapitalization transactions. The results for 3Q11 include a $.7 million loss on extinguishment of debt, net of income taxes, related to a prepayment under our previous senior secured credit agreement.
The results for both 3Q12 and 3Q11 reflect reductions to the deferred tax valuation allowance, primarily resulting from the impact of our higher levels of operating income on projected future taxable income used to determine recoverable net operating loss carryforwards. We identified a reduction of $155.0 million in 3Q12, of which $143.0 million was recognized in 3Q12 and $12.0 million will be recognized in 4Q12, as we reflect the impact of the lower estimated annual effective tax rate on income for the entire year. We identified a reduction of $143.0 million in 3Q11, all of which was recognized in 3Q11.
Book value per common share, excluding other comprehensive income (loss) (5), increased to $16.70 from $15.88 at December 31, 2011.
Statutory (based on non-GAAP measures) and GAAP Capital Information
Our consolidated statutory risk-based capital ratio decreased 8 percentage points to 361% during 3Q12, reflecting consolidated statutory operating earnings of $60.3 million and the payment of dividends to the non-insurance holding companies of $95 million during the quarter. Based on our continued expectation to generate strong statutory earnings and excess capital, we anticipate total year dividend payments to the holding company of $250 million to $275 million during 2012 ($198 million of which have been paid through September 30, 2012).
We purchased 12.9 million shares of our common stock during the nine months ended September 30, 2012 under our share repurchase program. Such shares were purchased at an aggregate cost of $99.5 million, or $7.72 per share. As of September 30, 2012, we had approximately 229.5 million shares outstanding and had authority to repurchase up to an additional $130.7 million of our common stock. We currently anticipate repurchasing common shares near the high end of the $150 million to $170 million range during 2012. The amount and timing of the share repurchases (if any) will be based on business and market conditions and other factors.
Our debt-to-total capital ratio, excluding accumulated other comprehensive income (3) at September 30, 2012 was 21.3 percent, an increase of 300 basis points from December 31, 2011. The increase in such ratio primarily resulted from the completion of our previously announced recapitalization transactions.
Conference Call
The Company will host a conference call to discuss results on October 30, 2012 at 11:00 a.m. Eastern Daylight Time. Recognizing the potential disruption of Hurricane Sandy, the Company is continuing with its conference call to provide management's comments on the quarter, and to take questions. If deemed necessary, an additional question and answer call may be scheduled. The webcast can be accessed through the Investors section of the company's website: http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio software. During the call, we will be referring to a presentation that will be available the morning of the call at the Investors section of the company's website.
About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

- Tables Follow -

CNO Financial (6)
October 29, 2012
CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in millions)

	September 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: September 30, 2012 - $21,825.7; December 31, 2011 - $21,779.1)	$24,742.3	$23,516.0
Equity securities at fair value (cost: September 30, 2012 - $174.0; December 31, 2011 - $177.0)	180.0	175.1
Mortgage loans	1,597.2	1,602.8
Policy loans	274.1	279.7
Trading securities	199.4	91.6
Investments held by securitization entities	829.4	496.3
Other invested assets	265.0	202.8
Total investments	28,087.4	26,364.3
Cash and cash equivalents - unrestricted	415.3	436.0
Cash and cash equivalents held by securitization entities	48.2	74.4
Accrued investment income	317.8	288.7
Present value of future profits	642.4	697.7
Deferred acquisition costs	580.7	797.1
Reinsurance receivables	2,967.7	3,091.1
Income tax assets, net	594.5	865.4
Assets held in separate accounts	15.7	15.0
Other assets	338.6	292.2
Total assets	$34,008.3	$32,921.9
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Liabilities for insurance products:
Interest-sensitive products	$12,930.3	$13,165.5
Traditional products	10,669.9	10,482.7
Claims payable and other policyholder funds	977.6	1,034.3
Liabilities related to separate accounts	15.7	15.0
Other liabilities	709.0	556.3
Investment borrowings	1,650.9	1,676.5
Borrowings related to variable interest entities	766.9	519.9
Notes payable – direct corporate obligations	1,035.1	857.9
Total liabilities	28,755.4	28,308.1
Commitments and Contingencies
Shareholders' equity:
Common stock ($0.01 par value, 8,000,000,000 shares authorized, shares issued and outstanding: September 30, 2012 - 229,506,690; December 31, 2011 – 241,304,503)	2.3	2.4
Additional paid-in capital	4,251.2	4,361.9
Accumulated other comprehensive income	1,421.1	781.6
Accumulated deficit	(421.7)	(532.1)
Total shareholders' equity	5,252.9	4,613.8
Total liabilities and shareholders' equity	$34,008.3	$32,921.9
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CNO Financial (7)
October 29, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per-share data)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues:
Insurance policy income	$690.2	$673.5	$2,071.3	$2,020.3
Net investment income:
General account assets	349.4	338.2	1,045.7	1,016.5
Policyholder and reinsurer accounts and other special-purpose portfolios	39.1	(54.9)	87.4	(14.4)
Realized investment gains:
Net realized investment gains, excluding impairment losses	32.2	33.5	98.4	64.9
Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(23.1)	(2.9)	(34.5)	(26.3)
Portion of other-than-temporary impairment losses recognized in accumulated other comprehensive income	—	—	—	—
Net impairment losses recognized	(23.1)	(2.9)	(34.5)	(26.3)
Total realized gains	9.1	30.6	63.9	38.6
Fee revenue and other income	5.2	4.9	13.6	12.5
Total revenues	1,093.0	992.3	3,281.9	3,073.5
Benefits and expenses:
Insurance policy benefits	745.7	661.0	2,124.4	2,028.6
Interest expense	29.2	27.9	86.7	86.0
Amortization	60.9	58.6	215.8	224.1
Loss on extinguishment of debt	198.5	1.1	199.2	3.1
Other operating costs and expenses	217.5	182.0	617.8	527.8
Total benefits and expenses	1,251.8	930.6	3,243.9	2,869.6
Income (loss) before income taxes	(158.8)	61.7	38.0	203.9
Income tax expense (benefit):
Tax expense (benefit) on period income	(10.8)	25.2	61.2	75.6
Decrease in valuation allowance for deferred tax assets	(143.0)	(143.0)	(143.0)	(143.0)
Net income (loss)	$(5.0)	$179.5	$119.8	$271.3
Earnings per common share:
Basic:
Weighted average shares outstanding	231,481,000	246,965,000	236,555,000	249,673,000
Net income (loss)	$(.02)	$.73	$.51	$1.09
Diluted:
Weighted average shares outstanding	231,481,000	302,708,000	292,983,000	306,085,000
Net income (loss)	$(.02)	$.61	$.45	$.92

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CNO Financial (8)
October 29, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
EBIT FROM BUSINESS SEGMENTS
SUMMARIZED BY IN-FORCE AND NEW BUSINESS (6)
(Dollars in millions)

	Three months ended		Nine months ended
EBIT (4) from In-force and New Business	September 30,		September 30,
	2012	2011	2012	2011
Bankers Life segment:
In-Force Business	$110.1	$111.6	$309.8	$296.9
New Business	(29.5)	(32.2)	(82.6)	(83.2)
Total	$80.6	$79.4	$227.2	$213.7

Washington National segment:
In-Force Business	$36.3	$22.4	$97.9	$74.5
New Business	(2.4)	(1.2)	(5.4)	(7.2)
Total	$33.9	$21.2	$92.5	$67.3

Colonial Penn segment:
In-Force Business	$11.6	$11.6	$29.5	$29.7
New Business	(14.2)	(12.9)	(41.3)	(36.2)
Total	$(2.6)	$(1.3)	$(11.8)	$(6.5)

Other CNO Business segment:
In-Force Business	$(53.6)	$2.8	$(54.0)	$15.3
New Business	—	—	—	—
Total	$(53.6)	$2.8	$(54.0)	$15.3

Total Business segments:
In-Force Business	$104.4	$148.4	$383.2	$416.4
New Business	(46.1)	(46.3)	(129.3)	(126.6)
Total EBIT from business segments	$58.3	$102.1	$253.9	$289.8

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CNO Financial (9)
October 29, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
SEGMENT OPERATING RESULTS
(Dollars in millions, except per-share data)

	Nine months ended
	September 30,
	2012	2011
EBIT (4):
Bankers Life	$227.2	$213.7
Washington National	92.5	67.3
Colonial Penn	(11.8)	(6.5)
Other CNO Business	(54.0)	15.3
EBIT from business segments	253.9	289.8
Corporate Operations, excluding corporate interest expense	(17.6)	(39.3)
EBIT	236.3	250.5
Corporate interest expense	(50.4)	(58.6)
Operating earnings before tax	185.9	191.9
Tax expense on operating income	65.5	71.4
Net operating income (1)	120.4	120.5
Net realized investment gains (net of related amortization and taxes)	37.6	22.7
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(4.4)	(12.9)
Loss on extinguishment of debt, net of income taxes	(176.8)	(2.0)
Net income (loss) before valuation allowance for deferred tax assets	(23.2)	128.3
Decrease in valuation allowance for deferred tax assets	143.0	143.0
Net income	$119.8	$271.3
Per diluted share:
Net operating income	$.45	$.43
Net realized investment gains (net of related amortization and taxes)	.13	.07
Fair value changes in embedded derivative liabilities (net of related amortization and taxes)	(.02)	(.04)
Loss on extinguishment of debt, net of income taxes	(.60)	(.01)
Decrease in valuation allowance for deferred tax assets	.49	.47
Net income	$.45	$.92
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CNO Financial (10)
October 29, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
NET OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*
(Dollars in millions)

	Three months ended
	September 30, 2011
	Actual results	Significant items	Excluding significant items
Net Operating Income (1):
Bankers Life	$79.4	$(14.0)	$65.4
Washington National	21.2	6.0	27.2
Colonial Penn	(1.3)	—	(1.3)
Other CNO Business	2.8	13.0	15.8
EBIT from business segments	102.1	5.0	107.1
Corporate Operations, excluding corporate interest expense	(27.5)	9.0	(18.5)
EBIT (4)	74.6	14.0	88.6
Corporate interest expense	(18.7)	—	(18.7)
Operating earnings before tax	55.9	14.0	69.9
Tax expense on operating income	23.1	2.0	25.1
Net operating income	$32.8	$12.0	$44.8

Net operating income per diluted share	$.12	$.04	$.16

*	This table summarizes the financial impact of significant items (as described in the segment results section of this press release) on our 3Q11 net operating income.

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CNO Financial (11)
October 29, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
COLLECTED PREMIUMS
(Dollars in millions)

	Three months ended
	September 30,
	2012	2011
Bankers Life segment:
Medicare supplement and other supplemental health	$191.2	$190.2
Life	81.3	65.5
Long-term care	136.1	137.8
Annuity	171.7	264.1
Total	580.3	657.6
Washington National segment:
Supplemental health	114.5	108.4
Medicare supplement and other supplemental health	29.1	32.8
Life	3.0	4.1
Total	146.6	145.3
Colonial Penn segment:
Life	53.0	49.2
Supplemental health	1.2	1.4
Total	54.2	50.6
Other CNO Business segment:
Life	40.3	44.0
Annuity	.9	3.3
Other health	6.1	6.7
Total	47.3	54.0
Total collected premiums	$828.4	$907.5

NEW ANNUALIZED PREMIUMS (2)
(Dollars in millions)

	Three months ended
	September 30,
	2012	2011
Bankers Life segment:
Medicare supplement and other supplemental health	$21.1	$19.4
Life	18.9	18.2
Long-term care	7.2	7.3
Annuity	10.4	15.9
Total	57.6	60.8
Washington National segment:
Supplemental health	19.7	18.6
Medicare supplement and other supplemental health	.2	.3
Life	1.5	.9
Annuity	—	.2
Total	21.4	20.0
Colonial Penn segment:
Life	15.1	12.7
Total	15.1	12.7
Total new annualized premiums	$94.1	$93.5
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CNO Financial (12)
October 29, 2012

CNO FINANCIAL GROUP, INC. AND SUBSIDIARIES
BENEFIT RATIOS ON MAJOR HEALTH LINES OF BUSINESS

	Three months ended
	September 30,
	2012	2011
Bankers Life segment:
Medicare Supplement:
Earned premium	$185 million	$179 million
Benefit ratio (7)	67.8%	68.4%
PDP:
Earned premium	$11 million	$13 million
Benefit ratio (7)	74.8%	76.1%
Long-Term Care:
Earned premium	$139 million	$142 million
Benefit ratio (7)	121.4%	109.7%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	74.7%	65.5%
Washington National segment:
Medicare Supplement:
Earned premium	$29 million	$33 million
Benefit ratio (7)	63.8%	69.9%
Supplemental health:
Earned premium	$114 million	$108 million
Benefit ratio (7)	74.2%	82.4%
Interest-adjusted benefit ratio (a non-GAAP measure) (8)	47.5%	53.9%

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CNO Financial (13)
October 29, 2012
NOTES

(1)
Management believes that an analysis of Net income applicable to common stock before: (i) loss on extinguishment of debt, net of income taxes; (ii) net realized investment gains or losses, net of related amortization and income taxes; and (iii) fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, net of related amortization and income taxes (“Net operating income,” a non-GAAP financial measure) is important to evaluate the financial performance of the company, and is a key measure commonly used in the life insurance industry. Management uses this measure to evaluate performance because the items excluded from net operating income can be affected by events that are unrelated to the company's underlying fundamentals. Net realized investment gains or losses include: (i) gains or losses on the sales of investments; (ii) other-than-temporary impairments recognized through net income; and (iii) changes in fair value of certain fixed maturity investments with embedded derivatives. Prior to June 30, 2011, certain of our trading securities were held to offset the income statement volatility caused by the effect of interest rate fluctuations on the value of embedded derivatives related to our fixed index annuity products. During 2Q2011, these securities were sold. A reconciliation of Net operating income to Net income applicable to common stock is provided in the tables on pages 2 and 9. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors - SEC Filings” section of CNO's website, www.CNOinc.com.

(2)
Measured by new annualized premium, which includes 6% of annuity and 10% of single premium whole life deposits and 100% of all other premiums. Medicare Advantage and Private-Fee-For-Service sales are not comparable to other sales and are therefore excluded in all periods.

(3)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for debt-to-total capital were 16.5% and 15.7% at September 30, 2012 and December 31, 2011, respectively.

(4)
Management believes that an analysis of earnings before net realized investment gains (losses), fair value changes due to fluctuations in the interest rates used to discount embedded derivative liabilities related to our fixed index annuities, corporate interest expense, loss on extinguishment of debt and taxes (“EBIT,” a non-GAAP financial measure) provides a clearer comparison of the operating results of the company quarter-over-quarter because these items are unrelated to the company's underlying fundamentals. A reconciliation of EBIT to Net Income applicable to common stock is provided in the tables on pages 2 and 9.

(5)
The calculation of this non-GAAP measure differs from the corresponding GAAP measure because accumulated other comprehensive income (loss) has been excluded from the value of capital used to determine this measure. Management believes this non-GAAP measure is useful because it removes the volatility that arises from changes in the unrealized appreciation (depreciation) of our investments. The corresponding GAAP measures for book value per common share were $22.89 and $19.12 at September 30, 2012 and December 31, 2011, respectively.

(6)
Management believes that an analysis of EBIT, separated between in-force and new business provides increased clarity around the value drivers of our business, particularly since the new business results are significantly impacted by the rate of sales, mix of business and the distribution channel through which new sales are made. EBIT from new business includes pre-tax revenues and expenses associated with new sales of our insurance products during the first year after the sale is completed. EBIT from in-force business includes all pre-tax revenues and expenses associated with sales of insurance products that were completed more than one year before the end of the reporting period. The allocation of certain revenues and expenses between new and in-force business is based on estimates, which we believe are reasonable.

(7)	The benefit ratio is calculated by dividing the related product's insurance policy benefits by insurance policy income.

(8)
The interest-adjusted benefit ratio (a non-GAAP measure) is calculated by dividing the product's insurance policy benefits less imputed interest income on the accumulated assets backing the insurance liabilities by insurance policy income. Interest income is an important factor in measuring the performance of longer duration health products. The net cash flows generally cause an accumulation of amounts in the early years of a policy (accounted for as reserve increases), which will be paid out as benefits in later policy years (accounted for as reserve decreases). Accordingly, as the policies age, the benefit ratio will typically increase, but the increase in the change in reserve will be partially offset by the imputed interest income earned on the accumulated assets. The interest-adjusted benefit ratio reflects the effects of such interest income offset. Since interest income is an important factor in measuring the performance of these products, management believes a benefit ratio, which includes the effect of interest income, is useful in analyzing product performance. Additional information concerning this non-GAAP measure is included in our periodic filings with the Securities and Exchange Commission that are available in the “Investors - SEC Filings” section of CNO Financial's website, www.CNOinc.com.

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CNO Financial (14)
October 29, 2012

Cautionary Statement Regarding Forward-Looking Statements. Our statements, trend analyses and other information contained in this press release relative to markets for CNO Financial's products and trends in CNO Financial's operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other ''forward-looking'' information based on currently available information. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things: (i) changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products; (ii) expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products; (iii) general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so; (iv) the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject; (v) our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products; (vi) our ability to obtain adequate and timely rate increases on our health products, including our long-term care business; (vii) the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries; (viii) mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products; (ix) changes in our assumptions related to deferred acquisition costs or the present value of future profits; (x) the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value; (xi) our assumption that the positions we take on our tax return filings, including our position that our 7.0% convertible senior debentures due 2016 will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service; (xii) changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs); (xiii) our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements; (xiv) our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems, (xv) performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges); (xvi) our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition; (xvii) our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs; (xviii) our ability to maintain effective controls over financial reporting; (xix) our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives; (xx) our ability to achieve eventual upgrades of the financial strength ratings of CNO Financial and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital and the cost of capital; (xxi) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission; (xxii) regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and (xxiii) changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

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